Exhibit 99.1

News Release

Media Contact:	Amy Rose	Investor Contact:	Graeme Bell
	(908) 423-6537		(908) 423-5185
Merck Announces Strong Financial Results for the First Quarter 2006
•	Company Posts First-Quarter 2006 Earnings Per Share (EPS) of 78 Cents, Excluding Restructuring Charges, and Reported First-Quarter EPS of 69 Cents

•	Solid Performance of ZOCOR, SINGULAIR and Vaccines Plus Strong Results From Partnerships Drive Earnings

•	Merck Raises Full-Year 2006 Guidance and now Anticipates EPS Range of $2.32 to $2.40, Excluding Restructuring Charges, and Reported 2006 EPS Range of $2.02 to $2.16

•	Merck Anticipates Second-Quarter EPS of 62 to 66 Cents, Excluding Restructuring Charges, and Reported Second-Quarter EPS of 55 to 61 Cents
WHITEHOUSE STATION, N.J., April 20, 2006 — Merck & Co., Inc. today announced that earnings per share (EPS) for the first quarter of 2006 were $0.78, excluding $0.09 related to a charge for site closures and position eliminations primarily associated with the global restructuring announced in November 2005. Including the impact of the restructuring charge, reported EPS for the first quarter were $0.69 compared to $0.62 for the first quarter of 2005. Net income was $1,520.0 million, compared to $1,370.1 million in the first quarter of last year.
     Worldwide sales were $5.41 billion for the quarter, compared to $5.36 billion for the first quarter of 2005. Total sales increased 1% for the quarter. Global sales performance includes a 2% unfavorable effect from foreign exchange for the quarter.
     “Our first-quarter results were driven by the performance of ZOCOR, SINGULAIR and our vaccines, plus the strong performance of our partnerships and alliances. The strong financial results, along with our late-stage pipeline events, including the approval of ROTATEQ, the accepted filing of JANUVIA, and the priority review for GARDASIL, demonstrate Merck’s solid momentum as we move forward in 2006. We clearly are making progress against the goals we outlined in December to return Merck to an industry-leading position,” said Richard T. Clark, chief executive officer and president.
     “To help our external stakeholders evaluate our progress against our performance targets, we have developed a set of Company performance metrics that we call the Merck Scorecard. Twice a year, we will report on metrics in four key areas: maximizing shareholder
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value, delivering greater customer value, building a more effective business model and creating a high-performance organization. The first update will take place in July during our second-quarter earnings call.”
     Materials and production costs increased 6% for the first quarter of 2006, including $205 million recorded in the first quarter primarily related to accelerated depreciation costs associated with the global restructuring program. Excluding these costs, materials and production decreased 11% for the quarter.
     Marketing and administrative expenses were $1,715 million, an increase of 7% in the first quarter of 2006. Marketing and administration includes the impact of $63 million in the quarter related to the expensing of stock options.
     Research and development expenses were $942 million for the quarter, representing an increase of 11%, including $55 million recorded in the first quarter for accelerated depreciation costs associated with the global restructuring program. Research and development in the quarter includes the impact of $24 million related to the expensing of stock options.
     Other restructuring costs were $44 million for the quarter representing separation costs associated with the Company’s restructuring program announced in November 2005, as well as remaining costs associated with earlier programs. In the first quarter of 2006, approximately 1,800 positions throughout the Company were eliminated.
Second-Quarter and Full-Year 2006 EPS Guidance
     Merck anticipates second-quarter EPS of $0.62 to $0.66, excluding restructuring charges, and anticipates reported second-quarter EPS of $0.55 to $0.61. Merck anticipates full-year 2006 EPS range of $2.32 to $2.40, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2006 EPS range of $2.02 to $2.16. Please see pages 10-11 of this news release for details of Merck’s full-year 2006 financial guidance.
Merck’s Key Franchises
     Merck’s major products are widely available on managed care and Medicare Part D prescription drug plans, and they continue to benefit from clinical results that support their safety and efficacy profiles.
     Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, reached $801 million for the first quarter, representing growth of 9% over the first quarter of 2005. U.S. sales for the quarter
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were strong, exceeding the prior year by 17%. SINGULAIR continues to be the most-prescribed product in the U.S. respiratory market. Sales of SINGULAIR outside of the United States declined for the quarter.
     Global sales of Merck’s antihypertensive medicines, COZAAR and HYZAAR**, were $701 million for the first quarter, representing a decrease of 2% from the first quarter of 2005. COZAAR/HYZAAR remained the number one branded AIIA in Europe and number two branded AIIA in the United States in the first quarter.
     FOSAMAX and FOSAMAX PLUS D (launching under the name FOSAVANCE throughout the European Union) together remain the most-prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis.
     Global sales for the franchise were $754 million for the first quarter, representing a decrease of 2% compared to the first quarter of 2005. U.S. sales for the quarter remained strong, growing at 11%. Sales outside of the United States were affected by the availability of generic alendronate sodium products in several markets.
     On March 14, the Board of Appeal of the European Patent Office issued a decision upholding its 2004 decision to revoke Merck’s patent in Europe that covers once-weekly versions of alendronate. The decision is final. Merck’s alendronate products are protected in many major markets in Europe until at least 2007.
     ZOCOR, Merck’s statin for modifying cholesterol, achieved worldwide sales of $1,063 million in the first quarter, representing a decrease of 4% over the first quarter of 2005. U.S. sales for the quarter remained strong, exceeding the prior year by 13%. Sales outside of the United States were affected by the availability of generic simvastatin. Merck’s U.S. marketing exclusivity for ZOCOR expires on June 23, 2006.
     Merck earns ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $380 million in the first quarter.
Merck’s Other Promoted Medicines
     Sales of Merck’s other promoted medicines and vaccines were $1,475 million for the first quarter, representing growth of 6% as compared with the first quarter of 2005. These products treat or prevent a broad range of medical conditions, including infectious diseases, glaucoma, migraine, arthritis and pain.
** COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, Del.
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     On Feb. 3, the U. S. Food and Drug Administration (FDA) approved ROTATEQ, Merck’s vaccine to help protect children against rotavirus gastroenteritis. On Feb. 21, the Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) unanimously voted to recommend that all infants, starting at 6 to 12 weeks of age, be vaccinated with ROTATEQ, now the only rotavirus vaccine available in the United States. The ACIP recommended that the oral, ready-to-use vaccine be given during the current routine well-baby visits at 2, 4, and 6 months of age. The ACIP also voted to recommend that ROTATEQ be included in the CDC Vaccines for Children (VFC) program, which provides vaccines to children who are Medicaid-eligible, uninsured, underinsured or Native American. Eligible children receive the recommended vaccines through the government-funded VFC once the CDC contracts for the purchase of the vaccines. Vaccines sold in most major European markets are sold through the Company’s joint venture, Sanofi Pasteur MSD.
     ARCOXIA, Merck’s medicine for the treatment of arthritis and pain, remains under review by the FDA in the United States. The MEDAL Program, which began in 2002, was designed to precisely compare the cardiovascular safety of ARCOXIA to the most widely prescribed traditional NSAID in the world, diclofenac, and will include data in more than 34,000 arthritis patients with a median treatment time of approximately 20 months. Results of the MEDAL Program are expected later in the year. One component of the MEDAL Program, the MEDAL study, the largest arthritis study ever conducted, with 23,500 patients, began to conclude as of March, and will continue to do so across the global investigation sites over the next few months. ARCOXIA is sold throughout Europe, the Middle East, Africa, Latin America and Asia.
Merck/Schering-Plough Partnership
     As reported by the Merck/Schering-Plough partnership, global sales of ZETIA and VYTORIN in the aggregate reached $793 million for the first quarter and combined new prescriptions reached approximately 15% of the U.S. lipid-lowering market, according to the most recent monthly IMS Health data.
     Global sales by the Merck/Schering-Plough cholesterol partnership of ZETIA, the cholesterol-absorption inhibitor also marketed as EZETROL outside the United States, reached $415 million in the first quarter, an increase of 25% compared with the first quarter of 2005.
     Global sales of VYTORIN, also developed and marketed by the Merck/Schering-Plough partnership, reached $378 million in the first quarter. VYTORIN, marketed outside the United States as INEGY, is the first single cholesterol treatment to provide LDL cholesterol lowering through dual inhibition of cholesterol production and absorption.
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     The Company records the income from its interest in the Merck/Schering-Plough partnership in equity income from affiliates.
Merck’s Pipeline
     Merck’s late-stage development portfolio includes three anticipated filings for 2006 in addition to the two filings made in 2005 that are currently under FDA review. As of the end of first quarter 2006, Merck had five drugs in Phase III development for diabetes, insomnia, high cholesterol, heart disease, and HIV/AIDS.
     In the first quarter, Merck received notification from the FDA that the agency is extending the review period for the Biologics License Application (BLA) for Merck’s investigational shingles vaccine, ZOSTAVAX. The FDA informed Merck that its new goal date for completing the review of the BLA for ZOSTAVAX is May 25.
     On March 23, in the European Union, the Committee for Medicinal Products for Human Use (CHMP), the Scientific Committee of the European Medicines Agency, adopted a positive “opinion” on the market authorization of ZOSTAVAX for prevention of herpes zoster (“zoster” or shingles) and herpes zoster-related post-herpetic neuralgia for individuals 60 years of age or older. The CHMP evaluates the quality, safety and efficacy of medicinal products in the European Union. The positive CHMP opinion is a key milestone toward the granting of a European license for ZOSTAVAX.
     In February, GARDASIL, Merck’s investigational cervical cancer vaccine, was given priority review status by the FDA, and the FDA has informed Merck that the review goal date is June 8. Merck has submitted license applications to additional regulatory agencies including those in the European Union, Australia, New Zealand, Mexico, Brazil, Argentina, Taiwan and Singapore. Agencies in Australia and New Zealand have also given priority review to GARDASIL. GARDASIL is designed to protect against four types of human papillomavirus (HPV) — types 16 and 18, which account for an estimated 70% of cervical cancer cases, and HPV types 6 and 11, which account for an estimated 90% of genital wart cases.
     Also in February, Merck announced that the New Drug Application (NDA) for JANUVIA had been accepted for standard review by the FDA. Merck expects FDA action on the NDA by mid-October. The Company is moving forward as planned with filings in countries outside the United States. Phase III data for JANUVIA will be presented for the first time at the American Diabetes Association meeting in June.
     JANUVIA is an investigational once-daily medicine with a novel mechanism of action for the treatment of type 2 diabetes. If approved, JANUVIA would potentially be the first in a new
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class of oral medications (DPP-4 inhibitors) that enhances the body’s own ability to lower blood sugar (glucose) when it is elevated.
     Merck is on track for filing with the FDA in 2006 the NDA for vorinostat, an investigational histone deacetylase inhibitor for the treatment of cutaneous T-cell lymphoma (CTCL). CTCL is a type of non-Hodgkin’s lymphoma in which some of the body’s white blood cells, known as T-lymphocytes or T-cells, become malignant. Pivotal clinical data with respect to CTCL were submitted for presentation at the American Society of Clinical Oncology Annual Meeting in June.
     In addition, Merck remains on track for filing with the FDA in 2006 the NDA for MK-517, a new intravenous medicine to treat chemotherapy-induced nausea and vomiting.
     Merck has entered into Phase III clinical trials for both MK-524A and MK-524B, investigational therapies for lipid/cholesterol management, and plans to file NDAs with the FDA in 2007. MK-524A represents a novel approach to lowering LDL-C, raising HDL-C and lowering triglycerides. MK-524B combines MK-524A with the proven benefits of simvastatin to potentially reduce the risk of coronary heart disease beyond what statins provide alone. Phase II data will be submitted to the American Heart Association meeting in the fall of 2006.
     Additional interim results from a dose-ranging Phase II trial of MK-518, Merck’s investigational oral integrase inhibitor for the treatment of HIV, were presented at the 13th Annual Conference on Retroviruses and Opportunistic Infections (CROI) in February. The results showed that the oral investigational medication at all three doses studied in combination with optimized background therapy (OBT) had greater antiretroviral activity than OBT alone. Study results also showed that MK-518 in combination with OBT was generally well tolerated in these patients with advanced HIV infection who were failing antiretroviral therapy (ART), who had viruses resistant to at least one drug of each of the three available classes of oral ARTs and who had limited active ARTs as options for treatment.
     Enrollment of patients in Phase III studies for MK-518 continues and Merck expects to file an NDA with the FDA in 2007.
     Merck continues its strategy of establishing strong external alliances to complement our substantial internal research capabilities, including research collaborations, licensing pre-clinical and clinical compounds and technology transfers to drive both near- and long-term growth.
     During the quarter, Merck and NicOx S.A. entered into a new agreement to collaborate on the development of new antihypertensive drugs using NicOx’s proprietary nitric oxide-donating technology. The agreement covers nitric oxide-donating derivatives of several major
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classes of antihypertensive agents for the treatment of high blood pressure, complications of hypertension, and other cardiovascular and related disorders. Merck has the exclusive right to develop and commercialize antihypertensives that use NicOx’s nitric oxide-donating technology for the treatment of systemic hypertension.
     In March, Neuromed Pharmaceuticals Ltd. and Merck signed a research collaboration and license agreement to research, develop and commercialize novel compounds for the treatment of pain and other neurological disorders, including Neuromed’s lead compound, NMED-160, which is currently in Phase II development for the treatment of pain. Under the terms of the agreement, Neuromed granted Merck an exclusive worldwide license to research, develop and commercialize NMED-160 and other compounds that selectively target the N-type calcium channel.
     Merck and Paratek Pharmaceuticals, Inc. have announced that they have entered into an exclusive, worldwide collaborative development and license agreement for PTK 0796, a novel, broad-spectrum aminomethylcycline antibiotic with oral and intravenous formulations currently in Phase I clinical testing.
VIOXX Update
     This update supplements information previously provided by the Company. Commencing with the Company’s report on Form 10-Q for the first quarter of 2006, the Company generally intends to provide updates on VIOXX litigation through its periodic filings with the Securities and Exchange Commission (SEC). Information regarding scheduled product liability trials in 2006 can be found at www.merck.com.
     As previously disclosed, individual and putative class actions have been filed against the Company in state and federal courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in separate proceedings in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the “MDL”), New Jersey state court, California state court, Texas state court and Philadelphia, Pennsylvania. As of March 31, the Company has been served or is aware that it has been named as a defendant in approximately 11,500 lawsuits, which include approximately 23,350 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 190 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Product Liability Lawsuits”). Of these lawsuits, approximately 5,175 representing approximately 14,850 plaintiff groups are or are slated to be in the federal MDL and approximately 5,250 representing
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approximately 5,250 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court. In addition, as of March 31, approximately 4,450 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations for those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction or ischemic stroke.
Earnings Conference Call
     Investors are invited to a live Web cast of Merck’s first-quarter earnings conference call today at 9 a.m. ET, by visiting the Newsroom section of Merck’s Web site www.merck.com/newsroom/webcast. Institutional investors and analysts can participate in the call by dialing (706) 758-9927. Journalists are invited to listen by calling (706) 758-9928. A replay of the Web cast will be available starting at 1 p.m. ET today through 5 p.m. ET on April 27. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID # 6593773.
About Merck
     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.
Forward-Looking Statement
     This press release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release
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should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2005, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
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Merck Financial Guidance for 2006
     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2006 are as follows:

WORLDWIDE
PRODUCT	2006 SALES
SINGULAIR (Respiratory)	$3.3 to $3.6 billion
COZAAR/HYZAAR (Hypertension)	$2.9 to $3.2 billion
FOSAMAX (Osteoporosis)	$2.8 to $3.1 billion
ZOCOR (Cholesterol modifying)	$2.3 to $2.6 billion
Other reported products*	$6.3 to $6.6 billion
•	Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, Vaccines and VASOTEC/VASERETIC.

•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2006, Merck anticipates these revenues to be approximately $1.5 to $1.7 billion.

•	Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.0 to $2.3 billion for 2006.

•	Product gross margin (PGM) percentage is estimated to be approximately 75 to 77% for the full-year 2006. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2006. This guidance now includes the impact of stock option expense.

•	Marketing and administrative expense is anticipated to increase at a mid single-digit percentage growth rate over the full-year 2005 level. The full-year 2005 level excludes the charge taken in the fourth quarter related solely to future legal defense costs of VIOXX litigation. The full-year 2005 and 2006 levels exclude the costs associated with position eliminations in 2005 as well as other restructuring costs pursuant to the Company’s streamlining of its business processes. The 2006 amount now includes the impact of stock option expense.

•	Research and development expense (which excludes joint ventures) is anticipated to increase at a low single-digit percentage growth rate over the full-year 2005 level. Research and development expense in 2006 now includes the impact of stock option expense. The full-year 2006 level excludes the portion of the restructuring costs that are reported in research and development expense.

•	The stock option expense is expected to be approximately $220 million in 2006. The impact of stock option expense is now reflected in the materials and production, marketing and administrative, and research and development guidance respectively.
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•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2006. The aggregate 2006 pretax expense related to these activities is estimated to be $800 million to $1.0 billion.

•	The consolidated 2006 tax rate is estimated to be approximately 24 to 26%. This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.

•	Merck plans to continue its stock buyback program in 2006. As of March 31, $7.3 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.
     Given these guidance elements, Merck anticipates second-quarter EPS of $0.62 to $0.66, excluding restructuring charges and anticipates reported second-quarter EPS of $0.55 to $0.61. Merck anticipates full-year 2006 EPS of $2.32 to $2.40, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2006 EPS of $2.02 to $2.16.
     This guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.
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The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended March 31, 2006, compared with the corresponding period of the prior year.

	Merck & Co., Inc.
	Consolidated Results
	(In Millions Except Earnings per Common Share)
	Quarter Ended March 31
	(Unaudited)
			%
	2006	2005	Change
Sales	$5,409.8	$5,362.2	1%

Costs, Expenses and Other
Materials and production (1)	1,342.7	1,271.4	6
Marketing and administrative (2)	1,715.0	1,605.5	7
Research and development (3)	942.0	846.6	11
Restructuring costs (4)	43.7	7.8	*
Equity income from affiliates	(503.4)	(316.3)	59
Other (income) expense, net	(100.6)	26.5	*

Income Before Taxes	1,970.4	1,920.7	3

Taxes on Income (5)	450.4	550.6

Net Income	$1,520.0	$1,370.1	11

Average Shares Outstanding
Assuming Dilution	2,190.5	2,210.4

Earnings per Common Share
Assuming Dilution	$0.69	$0.62	11
* > 100%

(1)	Includes restructuring costs of $205 million recorded in the first quarter of 2006 primarily related to accelerated depreciation costs associated with Merck’s global restructuring program announced in November 2005 as well as stock option expense of $11 million.

(2)	Includes stock option expense of $63 million recorded in the first quarter of 2006.

(3)	Includes restructuring costs of $55 million recorded in the first quarter of 2006 related to accelerated depreciation costs associated with Merck’s global restructuring program announced in November 2005, as well as $24 million of stock option expense.

(4)	2006 results reflect restructuring costs related to separations associated with Merck’s global restructuring program announced in November 2005 and charges related to the completion of other separation programs. 2005 results reflect separations associated with other programs.

(5)	The effective tax rate was 22.9% and 28.7% for the first quarter of 2006 and 2005, respectively. Included in the first quarter 2006 effective tax rate is a favorable impact of 1.7 percentage points related to the restructuring charge.